Exhibit 99.1

NEWS RELEASE

For: IMMEDIATE RELEASE Contact: CHARLES S. HOWARD, PRESIDENT & CEO

or

Date: JANUARY 21, 2005 DAVID A. MEINERT, EVP & CFO

MidWestOne Financial Group

Reports results for Fourth Quarter and Year 2004

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. announced today that the company earned $5,829,000, or $1.54 per share basic, for the year 2004. This compares with $1.54 earnings per share basic and net income of $5,926,000 for 2003. Diluted earnings per share were $1.50 for both 2004 and 2003. The Company reported net income of $1,233,000 for the fourth quarter of 2004 compared to the $1,798,000 earned in the final quarter of 2003. Earnings per share for the fourth quarter of 2004 were $.33 basic ($.32 diluted) compared to $.47 basic ($.46 diluted) for the fourth quarter of 2003. Most of the decrease for the fourth quarter of 2004 was due to lower interest and discount income from the loan pool participations. Much of the loan pool servicer's effort in the fourth quarter of 2004 was focused on the acquisition of additional loan pools with a resulting decline in collection activity.

Return on average assets for the Company was .92 percent for the year ended December 31, 2004, compared with .98 percent in 2003. Fourth quarter return on average assets was .77 percent, compared with 1.15 percent last year. The return on average shareholders' equity for the year 2004 declined to 10.23 percent from 10.52 percent for 2003. Return on average equity for the fourth quarter decreased to 8.61 percent in 2004, versus 12.67 percent in 2003. Cash dividends paid to shareholders in 2004 increased 6.3 percent to $.68 per share, or $.17 per quarter, from the $.64 per share, or $.16 per quarter, paid in 2003.

Total assets of the Company were $650,564,000 as of December 31, 2004, an increase of $27,258,000, or 4.4 percent, from year-end 2003. Total deposits increased $21,977,000, or 4.9 percent, to a December 31, 2004 total of $475,102,000. The Company's total loans (excluding loan pool participations) increased $21,837,000, or 5.8 percent, as of December 31, 2004 to $398,854,000. Total loans as a percentage of deposits were 83.95 percent as of December 31, 2004, compared with 83.20 percent as of December 31, 2003. Much of the 2004 loan growth has come from the Waterloo, Iowa area in commercial and real estate loans.

The Company's net interest income for the year 2004 was $1,191,000, or 5.2 percent, greater in comparison to the year ended December 31, 2003. The Company's net interest income for the fourth quarter of 2004 was $535,000, or 8.4 percent, lower than what was earned for the final quarter of 2003. Interest income and discount of loan pool participations decreased $464,000, or 17.4 percent, for the fourth quarter of 2004 compared to the same period of 2003. The Company's net interest margin for the year 2004 was 4.13 percent compared with 4.10 percent in 2003. Net interest margin decreased to 3.93 percent for the fourth quarter of 2004 compared to 4.42 percent for the three months ended December 31, 2003.

Loan pool participations totaled $105,502,000 as of December 31, 2004 compared with $89,059,000 as of December 31, 2003. The Company successfully bid on loan pool participations with a purchase cost of $61,511,000 in 2004. Loan pool participations purchased in the final quarter of 2004 totaled $22,160,000. The yield on loan pool participations was 10.50 percent for 2004 compared with 10.45 percent in 2003. The fourth quarter yield loan pool participations for 2004 was 9.48 percent compared to 11.98 percent in 2003, reflecting reduced collections of loans during the fourth quarter of 2004.

Nonperforming loans, as of December 31, 2004, decreased to $2,915,000, compared with $3,129,000 as of December 31, 2003. As of December 31, 2004, nonperforming loans were .73 percent of total loans, compared with .83 percent of total loans as of December 31, 2003. During the year ended December 31, 2004, the Company's provision for loan loss totaled $858,000, compared with $589,000 in 2003. As of December 31, 2004, the Company's allowance for loan losses was $4,745,000, which was 1.19 percent of total loans. This compares to the allowance for loan losses of $4,857,000, or 1.29 percent of total loans, as of December 31, 2003. During the year 2004, the Company's net charge-offs totaled $970,000, compared with $306,000 in 2003. Fourth quarter net charge-offs totaled $285,000 in 2004, compared with $145,000 in 2003. The increased amount of charge-offs in 2004 was primarily due to bankruptcy filings of two commercial credits and two agricultural lines.

Other income decreased $82,000 for the year 2004 and $133,000 during the fourth quarter of 2004 compared to 2003, with much of the reduction attributable to lower mortgage origination and other loan fees. Other expense increased $1,126,000 for the year 2004 in comparison to 2003, and $54,000 in the fourth quarter of 2004. Approximately $451,000 of the increase in operating expense for the year was attributable to the costs associated with the retirement of a subsidiary bank president in March 2004. Additional increases in operating expense were associated with the full year's operation of bank offices in Hudson, Waterloo and Belle Plaine, Iowa, and overall increased employee salaries and benefits, depreciation expense on data processing and check-handling equipment and other operating expenses.

The Company's board of directors approved a stock repurchase program on May 20, 2004 that allowed management to repurchase up to $2,000,000 of the outstanding shares through December 31, 2004. The repurchase of 107,500 shares on the open market totaling $1,998,000 was completed in August 2004. A total of 75,408 shares were issued during the year as the result of the exercise of options previously granted to directors, officers and employees.

On July 30, 2004, the Company completed the acquisition of Koogler Company of Iowa, a sole proprietor financial planning and securities practice. This firm was subsequently merged with the Company's financial services division, MidWestOne Investment Services. Results for 2004 reflect the operations since the acquisition. The impact on the financial statements was not material.

Director John W. N. Steddom announced his retirement from the Company's board of directors effective December 31, 2004. Mr. Steddom had served on the board of directors since 1975 and retired due to health considerations. Management and the board of directors would like to thank Mr. Steddom for his many years of dedicated service to the Company. His knowledge, judgement and insight helped guide the Company and was truly appreciated.

Effective January 7, 2005, the Company became a financial holding company pursuant to the regulations of the Federal Reserve Board and the provisions of the Bank Holding Company Act. As a financial holding company, the Company may engage in expanded activities that are not permissible as a bank holding company.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's financial institution subsidiaries are MidWestOne Bank & Trust in Oskaloosa, Belle Plaine, Hudson, North English and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidWestOne Bank in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Financial Group common stock is traded on the Nasdaq National Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED		TWELVE MONTHS ENDED
(in thousands, except share & per share data)	DECEMBER 31		DECEMBER 31,
	2004	2003	2004	2003
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 6,989	$ 7,031	$ 27,977	$ 28,593
Interest income and discount on loan pool participations	2,209	2,673	9,395	8,985
Total interest income	9,198	9,704	37,372	37,578
Total interest expense	3,397	3,368	13,370	14,767
Net interest income	5,801	6,336	24,002	22,811
Provision for loan losses	170	142	858	589
Other income	1,079	1,212	4,276	4,358
Other expense	4,827	4,773	18,513	17,387
Income before tax	1,883	2,633	8,907	9,193
Income tax expense	650	835	3,078	3,267
Net income	$ 1,233	$ 1,798	$ 5,829	$ 5,926

Per Share Data:
Net income - basic	$0.33	$0.47	$1.54	$1.54
Net income - diluted	$0.32	$0.46	$1.50	$1.50
Dividends declared	$0.17	$0.16	$0.68	$0.64
Weighted average shares outstanding	3,748,015	3,797,660	3,778,101	3,852,935
Weighted average diluted shares outstanding	3,840,805	3,925,120	3,879,478	3,962,134

Performance Ratios:
Return on average assets	0.77%	1.15%	0.92%	0.98%
Return on average equity	8.61%	12.67%	10.23%	10.52%
Net interest margin (FTE)	3.93%	4.42%	4.13%	4.10%
Net loan charge-offs/average loans	0.29%	0.15%	0.25%	0.08%

			DECEMBER 31,
			2004	2003
Selected Balance Sheet Data - At Period End:
Balances:
Total assets			$ 650,564	$ 623,306
Loans, net of unearned income			398,854	377,017
Allowance for loan losses			4,745	4,857
Loan pool participations			105,502	89,059
Total deposits			475,102	453,125
Total shareholders' equity			56,930	56,144

Per Share Data:
Book value			$15.18	$14.84
Tangible book value			$11.32	$11.08
Common shares outstanding			3,751,386	3,782,708

Financial Ratios:
Total shareholders' equity/total assets			8.75%	9.01%
Total loans/total deposits			83.95%	83.20%
Nonperforming loans/total loans			0.73%	0.83%
Allowance for loan losses/total loans			1.19%	1.29%
Allowance for loan losses/nonperforming loans			162.81%	155.24%